UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SENOMYX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

On April 20, 2017, Senomyx, Inc. issued a Letter to Shareholders, a copy of which is provided below.

Senomyx, Inc. Sends Letter to Shareholders

Your Board is Executing a Clear Strategic Vision and is Aligned with Best Interests of All Shareholders

Your Board and Management Are Driving Value Creation at Senomyx, with Commercial Revenues up 31% in 2016

Believes Dissident Shareholder Group Lacks Experience, Has No Strategic Plan and is Seeking a Change in Control with a $305 Investment

Vote the WHITE Proxy Card Today to Protect Your Investment in Senomyx

SAN DIEGO, April 20, 2017 – The Board of Directors of Senomyx, Inc. (“Senomyx” or the “Company”) (NASDAQ: SNMX), a leading company using proprietary taste science technologies to discover, develop, and commercialize novel flavor ingredients and natural high intensity sweeteners for the food, beverage, and flavor industries, today mailed a letter to shareholders in connection with the Company’s upcoming 2017 Annual Meeting of Shareholders to be held on May 11, 2017.

The full text of the letter follows:

***

April 20, 2017

Dear Shareholders,

At the Annual Meeting of Shareholders to be held on May 11, 2017, you will face a critical choice that will directly impact the future of your investment in Senomyx. You must decide whether to elect the slate of highly-qualified and experienced Board nominees put forth by the Company, or the slate of nominees put forth by an activist investor group (“Concerned Shareholders and Nominees of Senomyx” or “CSNS”) that just recently purchased less than one thousandth of one percent (0.001%) or 300 shares of Senomyx stock.

As we have previously stressed, we believe that your investment in the Company will be put at extreme risk should you make the decision to give complete control of the Board to a group that owns such a miniscule amount of Senomyx shares and that has not presented a plan for how its members would improve the Company and lead it forward. Additionally, we believe that the backgrounds and track records of many members of the dissident group call into question whether they have the requisite experience, skillset and independence to truly represent YOUR best interests.

In order to protect your investment and ensure that Senomyx remains on a path of maximum value creation, we urge you to elect the seasoned and experienced nominees put forth by your Company.

Let’s look at the facts when comparing your Company’s nominees and the dissidents:

Your Board: Has articulated a clear strategic vision for the future of Senomyx and is intensely focused on executing initiatives to drive shareholder value.

☑	Secured $275 million in development funding and is committed to securing additional non-dilutive funding for key program initiatives.

☑	Focused on opportunities to collaborate on a non-exclusive basis with leading companies as part of a broader strategy to optimize the commercial potential of products from its Natural Sweet Program.

☑

Recently secured $18 million in R&D funding from PepsiCo in order to advance the Company’s Natural Sweet Program, and is in discussions with approximately 20 companies to collaborate and secure additional R&D funding.

☑	Senomyx has also focused on expense reductions and implemented a restructuring in December of 2016, resulting in an annualized savings of approximately $4 million.

o	The Company has narrowed the focus of its sweet taste R&D efforts to the Natural Sweet Program in response to market trends.

Your Board: Has demonstrated recent positive momentum and financial results in line with current strategic initiatives.

☑	Oversaw strong year-over-year growth in the fiscal year ended 2016 and continued strong results in 2017.

o	Commercial revenues were up 31% and delivered high gross margins at 88%.

o

Achieved continued direct sales revenue growth with Q1 2017 direct sales reaching more than double the previous highest-sales quarter since the Company began its initiative to extend its reach in the marketplace.

☑	Senomyx has demonstrated a history of discovering and advancing product candidates into the development phase.

o	Most recently, Senomyx advanced its lead natural high intensity sweetener, siratose, into the development phase.

☑	While we don’t believe that the market fairly reflects the value of Senomyx stock, we are confident that our strategy will drive long-term value for shareholders.

Your Board: Has the right experience to provide effective oversight at Senomyx and has adhered to principles of good corporate governance.

☑	Has necessary industry experience at companies in relevant sectors, including food and beverage, flavor and ingredient and pharmaceutical and life sciences.

☑	Has an extensive history of director and executive leadership at both public and private companies in relevant industries.

☑	Five Senomyx directors have served on the Board of Directors for publicly traded companies which have been acquired for over $1 billion in each sale.

Your Board: Is aligned with shareholders’ best interests.

☑	Owns over 673,000 shares (2.24%) of Senomyx, demonstrating alignment with and prioritization of the best interests of shareholders.

☑	Has been transparent about strategic initiatives at Senomyx which are aligned with the best interests of all shareholders, to create lasting value at the Company.

The Dissidents: Have failed to articulate any sort of plan and have already made repeated missteps.

☒

With less than a month to go before the Annual Meeting, the dissident group has failed to share a strategic plan for the Company with shareholders. They have provided only a 215 word boiler plate statement that summarizes basic steps applicable to any company in any industry.

☒

Own a total of 300 shares of the Company, or less than 0.001%, all of which were recently purchased in December 2016 and January 2017. We believe this demonstrates an absence of long-term knowledge and true interest in the Company.

☒

In the original nomination notices submitted to the Company by the dissidents, they sought to nominate 11 directors, when at that time the Board only had 8 seats, demonstrating a lack of elementary knowledge about the Company’s structure and current operations.

☒	Never reached out to Senomyx prior to submitting their nominations, failing to offer the Company a chance to work with them constructively.

☒	It is unclear why the dissidents are participating in this contested proxy contest to gain a change in control of Senomyx despite only owning 300 shares of stock.

The Dissidents: Lack relevant experience and professional networks necessary to drive value at the Company.

☒

While the dissident nominees claim that their public company board experience makes them well equipped to create value at Senomyx, they have not offered evidence that they actually have the relevant industry experience necessary to do so.

☒	There is also no evidence of the dissident nominees possessing the necessary networks and relationships vital to creating future partnerships for product advancement and commercial success.

The Dissidents: Have had negative impacts on other companies while serving on boards and lack independence from one another, with several nominees having served on the same boards in the past. Examples include:

☒	Group member Charles Gillman, along with Barry Igdaloff and Robert Pearse, served together on the Novation Companies (OTC: NOVCQ) board, which ultimately filed for bankruptcy.[1]

☒	Mark Stolper and David Pointer served together on the ALCO Stores (OTC: ALCSQ) board, which ultimately filed for bankruptcy.[2]

☒

Lee Keddie, Benjamin Large and David Pointer served together on the CompuMed (OTC: CMPD) board, a company with a current market capitalization of less than $2.5 million with cash and cash equivalents of less than $100,000 for the quarter ending December 31, 2016. [3]

☒	Lee Keddie and David Pointer were nominees on a dissident slate nominated by a fellow CSNS member in respect of the 2015 Annual Meeting of Shareholders of CUI Global, Inc. (NASDAQ: CUI).[4]

☒	Lee Keddie, Charles Gillman, Barry A. Igdaloff and Benjamin E. Large are presently nominees on a dissident slate for election as directors at Birner Dental Management Services (OTC: BDMS).[5]

***

1 Charles Gillman, Barry Igdaloff and Robert Pearse served together on the Novation Companies Inc. (OTC: NOVCQ) board. See the 4/29/16 Def14A: https://www.otcmarkets.com/edgar/GetFilingHtml?FilingID=11348243#DEF14A10453003_04292016_HTM_EXECOFFICERS

2 Mark Stolper and David Pointer served together on the ALCO Stores (OTC: ALCSQ) board. See the 8/29/14 Form 8-K: https://www.sec.gov/Archives/edgar/data/30302/000003030214000006/alco8k082914.htm.

3 Lee Keddie, Benjamin Large and David Pointer served together on the CompuMed, Inc. (OTC: CMPD) board. See the 8/12/16 Quarterly Report: https://www.otcmarkets.com/financialReportViewer?symbol=CMPD&id=158568

4 Lee Keddie and David Pointer were nominees on a dissident slate nominated by VCM in respect of the 2015 Annual Meeting of Stockholders of CUI Global, Inc. (NASDAQ: CUI): https://www.sec.gov/divisions/corpfin/cf-noaction/14a-8/2015/leedkeddie072715-14a8-incoming.pdf

5 Lee Keddie, Charles Gillman, Barry A. Igdaloff and Benjamin E. Large are presently nominees on a dissident slate for election as directors at Birner Dental Management Services, Inc. (OTC: BDMS): https://www.sec.gov/Archives/edgar/data/707388/000092189517000638/sc13d09271021_03082017.htm

Senomyx’s current Board has a strategic plan in place, with positive results that demonstrate that your Board is providing the necessary oversight to ensure that initiatives are being executed and that the Company is well positioned for future growth and success. It is critical to avoid your Company being placed in the hands of a slate with short-term interests and a lack of industry experience that is sure to put your investment at risk. Vote on the WHITE proxy card FOR all seven of the Company’s director nominees – Stephen A. Block, Esq., Mary Ann Gray, Ph.D., Michael E. Herman, John Poyhonen, Kent Snyder, Daniel E. Stebbins, and Christopher J. Twomey – at the upcoming Annual Meeting.

Your vote matters and can ensure that Senomyx’s momentum is not arrested at the expense of the dissidents’ short-term interests. We urge you to allow your Board to continue to execute on our strategic plan with the best interests of shareholders in mind.

PLEASE SIGN, DATE AND RETURN

THE WHITE PROXY CARD TODAY.

DO NOT SIGN ANY GOLD PROXY CARD SENT TO YOU BY CONCERNED SHAREHOLDERS AND NOMINEES OF SENOMYX.

Sincerely,

The Board of Directors of Senomyx, Inc.

About Senomyx, Inc.

Senomyx discovers novel flavor ingredients and natural high intensity sweeteners that allow food and beverage companies to create better-for-you products.  Under its direct sales program, Senomyx sells its Complimyx® brand flavor ingredients, Sweetmyx®, Savorymyx®, and Bittermyx®, to flavor companies for use in a wide variety of foods and beverages.  In addition, Senomyx has partnerships with leading global food, beverage, and ingredient supply companies, which are currently marketing products that contain Senomyx's flavor ingredients.  For more information, please visit www.senomyx.com.

Contacts

Sloane & Company
Dan Zacchei / Joe Germani, 212-486-9500
dzacchei@sloanepr.com / jgermani@sloanepr.com

If you have any questions or require any assistance with respect to voting your shares, please contact the Company’s proxy solicitor at the contact listed below:

If you have any questions or require any assistance with respect to voting your shares, please contact the Company's proxy solicitor at the contact listed below:

470 West Avenue Stamford, CT 06902 Shareholders Call Toll Free: (800) 662-5200 Banks and Brokers Call Collect: (203) 658-9400 E-mail: SNMX@morrowsodali.com

Important Additional Information

Senomyx, its directors and certain of its executive officers will be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company’s annual meeting of shareholders scheduled to be held on May 11, 2017. The Company has filed a definitive proxy statement and a WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies from Company shareholders. COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of participants in this solicitation by the Company, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed by the Company with the SEC. Shareholders will be able to obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available for no charge at http://proxy2017.senomyx.com, by writing to the Company at 4767 Nexus Centre Drive, San Diego, California 92121 or by calling the Company’s proxy solicitor, Morrow Sodali, at 1 (800) 662-5200.

Forward-Looking Statements

Information presented in this communication contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995. All statements relating to events or results that may occur in the future, including, but not limited to, the development, growth and expansion of the Company’s business, the Company’s intent, belief, or current expectations, primarily with respect to the Company’s future operating performance, and the product the Company expects to offer and other statements regarding matters that are not historical facts, are forward-looking statements. Forward-looking statements generally can be identified by words such as “may,” “will,” “could,” “anticipate,” “expect,” “intend,” “believe,” “continue,” or the negative of such terms, or other comparable terminology. These statements are based on numerous assumptions and involve known and unknown risks, uncertainties and other factors that could significantly affect the Company’s operations and may cause the Company’s actual actions, results, financial condition, performance or achievements to be substantially different from any future actions, results, financial condition, performance or achievements expressed or implied by any such forward-looking statements. Those factors include, but are not limited to, (i) general economic and business conditions; (ii) changes in market conditions; (iii) changes in regulations; (iv) actual or potential takeover or other change-of-control threats; (v) the effect of merger or acquisition activities; (vi) changes in the Company’s plans, strategies, targets, objectives, expectations or intentions; and (vii) other risks, uncertainties and factors indicated from time to time in the Company’s reports and filings with the SEC including, without limitation, most recently the Company’s Annual Report on Form 10-K for the period ended December 31, 2016, under the heading Item 1A - “Risk Factors” and the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The forward-looking statements speak only as of the date on which they are made and the Company does not intend, and undertakes no obligation to update or publicly release any revision to any such forward-looking statements, whether as a result of the receipt of new information, the occurrence of subsequent events, the change of circumstance or otherwise, except as required by law. Each forward-looking statement contained in the Company’s proxy statement is specifically qualified in its entirety by the aforementioned factors. You are advised to carefully read the Company’s proxy statement in conjunction with the important disclaimers set forth above prior to reaching any conclusions or making any investment decisions.

YOUR VOTE IS IMPORTANT VOTE FOR THE SENOMYX NOMINEES ON THE WHITE PROXY CARD TODAY